PAGE 6                 EXHIBIT 99-2.


                      MOBIL CORPORATION RENEWS
                PREFERRED SHARE PURCHASE RIGHTS PLAN

FAIRFAX, VA, Dec. 15, 1995 -- Mobil Corporation announced today that its board of directors has approved an updated Preferred Share Purchase Rights Plan to replace the current plan when it expires April 30, 1996. The plan is designed to ensure that Mobil shareholders receive fair and equal treatment in the event of a proposed takeover.
     In announcing the board decision, Lucio A. Noto, chairman and chief executive officer of Mobil, said, "The Board of Directors of Mobil considers the Preferred Share Purchase Rights Plan to be the best available means of protecting the rights of the stockholders to retain their equity investment in the company, or to realize the full value of that investment in the event of a fair acquisition bid for the company." Mr. Noto added that the adoption of the new rights plan is not in response to any specific effort to acquire control of the company and that the board of directors is not aware of and does not anticipate any such action.
     To implement the plan, the Mobil board today authorized the issuance of one new Preferred Share Purchase Right on each outstanding share of common stock. The rights will be issued on April 29, 1996, to stockholders of record at close of business on that date. The rights distribution will not be taxable to stockholders.
     The new rights will be exercisable only if a person or group acquires 15% or more of Mobil's common stock or announces or commences a tender offer that would result in ownership of 15% or more of Mobil's outstanding common stock. Mobil's board is authorized to reduce the threshold to not less than 10%.
     A summary of the updated rights plan will be sent to stockholders in May. The rights will expire April 30, 2006.

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